Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
U.S. Subsidiaries

State of
Name of Subsidiaries	Organization	Trade Names
Penn Octane International, L.L.C.	Delaware	None
Rio Vista Operating GP LLC	Delaware	None
Rio Vista Operating Partnership L.P.	Delaware	None
Foreign Subsidiaries

Jurisdiction of
Name of Subsidiaries	Organization	Trade Names
Penn Octane de Mexico, S. de R.L. de C.V.	Mexico	None
Termatsal, S. de R.L. de C.V.	Mexico	None
Foreign Consolidated Affiliate

Jurisdiction of
Name of Affiliate	Organization	Trade Names
Tergas, S. de R.L. de C.V.	Mexico	None